Exhibit 99.1

Piedmont Natural Gas Reports First Quarter Results

CHARLOTTE, N.C., March 4 /PRNewswire-FirstCall/ — At its Annual Meeting of Shareholders today in Nashville, Charlotte-based Piedmont Natural Gas (NYSE: PNY) announced results for the first fiscal quarter ended January 31, 2005.

For the quarter, the Company’s net income was $71.3 million, or $0.93 per diluted share. These results compare with net income of $74.6 million, or $1.09 per diluted share for the same period in 2004, which included $4.6 million, or $0.06 per diluted share of one-time joint venture gains. Excluding these non-recurring items, net income was up 2% compared with the prior year quarter. The per share comparison is impacted by the one-time items and the dilutive effect of the January 2004 equity offering.

Weather for the quarter was 9% warmer than normal and 8% warmer than the prior year first quarter. System throughput for the quarter totaled 71.8 million dekatherms, compared with 73.5 million dekatherms for the prior year quarter, down primarily due to warmer weather. Margin for the quarter increased 3% to $202.6 million, compared with $196.5 million for the prior year, and operations and maintenance expenses were up 1% over the same prior-year period.

Net income from joint venture activities was $3.5 million for the first quarter of 2005, compared with $8.3 million in the first quarter of the prior year. Joint venture results for the first quarter of 2004 included one-time items totaling $4.6 million for the gain on the sale of the Company’s propane interests ($3.1 million after tax) and the resolution of certain disproportionate sharing issues related to the Company’s interest in SouthStar Energy Services ($1.5 million after tax). The Company’s interest in SouthStar contributed $2.7 million to net income in the current quarter, compared with $1.8 million, excluding the $1.5 million one-time gain, for the same period of the prior year. Two other joint ventures, Pine Needle LNG and Cardinal Pipeline, contributed combined net income of $0.9 million in the first quarters of fiscal 2005 and 2004.

“We are pleased with the results for the first quarter,” commented Thomas E. Skains, Chairman, President and Chief Executive Officer. “With margin growth of 3% and operations and maintenance expenses growing at 1%, we are off to a solid start in 2005.”

FISCAL 2005 EARNINGS GUIDANCE REAFFIRMED
Piedmont Natural Gas reaffirms its fiscal year 2005 earnings guidance of $1.23 to $1.30 per diluted share. The 2005 earnings guidance assumes normal weather for the remainder of the year, a stable economy and wholesale natural gas prices in the range of prices that prevailed during fiscal year 2004. No general rate case activity is expected that would impact 2005 earnings in any of the Company’s jurisdictions.

CONFERENCE CALL
In conjunction with this first-quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Monday, March 7, 2005, at 2:30 p.m. Eastern Time, hosted by Chairman, President and Chief Executive Officer Thomas E. Skains. Log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the Presentations page of the website within the Investor Relations section.

Piedmont Natural Gas
Summary of Operations
(in thousands except per share amounts and degree days)

Three Months Ended	January 31		% Increase
	2005	2004	(Decrease)
	(Unaudited)	(Unaudited)
Operating Revenues	$680,556	$618,785	10%
Cost of Gas	477,936	422,305	13%
Margin	202,620	196,480	3%
Operations and Maintenance Expenses	50,253	49,672	1%
Depreciation	20,748	20,453	1%
General Taxes	8,441	6,002	41%
Utility Income Taxes	44,259	43,004	3%
Operating Income	78,919	77,349	2%
Other Income (Expense), net	4,064	8,495	-52%
Utility Interest Charges	11,805	11,211	5%
Income Before Minority Interest	71,178	74,633	-5%
Less Minority Interest	(99)	11	—
Net Income	$71,277	$74,622	-4%

Average Shares of Common Stock:
Basic	76,710	68,239	12%
Diluted	76,925	68,444	12%

Earnings Per Share of Common Stock:
Basic	$0.93	$1.09	-15%
Diluted	$0.93	$1.09	-15%
System Throughput — Dekatherms	71,800	73,492	-2%
Gas Customers Billed in January	897	875	3%
System Average Degree Days — Actual	1,757	1,909	-8%
System Average Degree Days — Normal	1,940	1,975	—
Percent Normal Degree Days	91%	97%	-6%

Forward Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions, competition from other providers of similar products and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas (NYSE: PNY) is an energy services company primarily engaged in the distribution of natural gas to 960,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Its subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.

Media Contact: David L. Trusty of Piedmont Natural Gas 704-731-4391, or david.trusty@piedmontng.com

Investor Contact: Headen B. Thomas of Piedmont Natural Gas 704-731-4438, or headen.thomas@piedmontng.com

SOURCE: Piedmont Natural Gas